Exhibit 2.5

DESCRIPTION OF THE COMPANY'S SECURITIES

Share Capital

The authorized share capital of Hammerhead Energy Inc. (the "Company") consists of an unlimited number of Common Shares, without par value ("Common Shares"), and First Preferred Shares ("Preferred Shares"), issuable in series and limited in number to an amount equal to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any Preferred Shares.

As of March 28, 2023, there were 90,927,765 Common Shares issued and outstanding and no First Preferred Shares issued and outstanding.

Share Terms

Common Shares

Voting Rights

The holders of the Common Shares are entitled to receive notice of and to attend any meeting of the Company's shareholders (the "Shareholders"), except meetings at which only holders of a different class or series of shares of the Company are entitled to vote, and are entitled to one vote for each Common Share.

Dividend Rights

Subject to the prior rights and privileges attached to any other class or series of shares of the Company, the holders of the Common Shares are entitled to receive dividends at such times and in such amounts as the directors of the Company may in their discretion from time to time declare.

Liquidation

Subject to the prior rights and privileges attached to any other class or series of shares of the Company, upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company or any other distribution of its assets among the Shareholders for the purpose of winding up its affairs (such event, a "Distribution"), each holder of Common Shares will have the right to receive, in cash or other assets, for each Common Share held, from out of (but only to the extent of) the remaining property of the Company legally available for distribution to Shareholders, its pro rata share of such remaining property based on the number of Common Shares held by such Shareholder, and will rank equally with all holders of Common Shares with respect to such Distribution.

Preferred Shares

Issuance in Series

Subject to filing articles of amendment in accordance with the Business Corporations Act (Alberta) (the "ABCA"), the Board may: (a) at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board; and (b) from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

Dividend Rights

The holders of each series of Preferred Shares (if any) will be entitled, in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

Liquidation

In the event of a Distribution, the holders of each series of Preferred Shares will be entitled, in priority to holders of Common Shares and any other shares of the Company ranking junior to the Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

Notices

For the purpose of determining Shareholders entitled to receive notice of or to vote at a meeting of Shareholders, the Board may fix in advance a date as the record date for that determination of Shareholders, but that record date will not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held. Notice of the time and place of a meeting of Shareholders must be sent to each Shareholder entitled to vote at the meeting not less than 21 days and not more than 50 days before the meeting.

Transfer of Shares

The Company's by-laws provide that if a share in registered form is presented for registration of transfer, the Company will register the transfer if: (a) the share is endorsed by an appropriate person, as defined in the Securities Transfer Act (Alberta); (b) reasonable assurance is given that the endorsement is genuine and effective; (c) the Company has no duty to enquire into adverse claims or has discharged any such duty; (d) any applicable law relating to the collection of taxes has been complied with; (e) the transfer is rightful or is to a bona fide purchaser; and (f) the transfer fee, if any, has been paid.

Amendment/Variation of Class Rights

Under the ABCA, certain fundamental changes, such as changes to a corporation's articles, changes to authorized share capital, continuances out of province, certain amalgamations, sales, leases or other exchanges of all or substantially all of the property of a corporation (other than in the ordinary course of business of the corporation), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution is a resolution (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution.

In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Directors - Appointment and Retirement

The Company's by-laws provide that the Company's board of directors (the "Board") will consist of such number of directors as is fixed by the articles, or where the articles specify a variable number, will consist of such number of directors as is not less than the minimum nor more than the maximum number of directors provided in the articles and as will be fixed from time to time by resolution of the Shareholders.

The articles of the Company (as amended, the "Company Articles") provide that the Company will have a board of directors consisting of a minimum of 3 directors and a maximum of 11 directors.

Directors are generally elected by shareholders by ordinary resolution; however, the Company Articles also provide that the Board may, between annual meetings, appoint one or more directors to hold office until the close of the next annual meeting of Shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of Shareholders.

The Company's by-laws specify that all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting. Directors are eligible for re-election or reappointment.

Directors - Voting

Questions arising at any meeting of the Board will be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the ABCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the ABCA relating to meetings of directors.

Powers and Duties of Directors

Under the ABCA, the directors are charged with the management, or supervision of the management, of the business and affairs of the Company. In discharging their responsibilities and exercising their powers, the legislation requires that the directors: (a) act honestly and in good faith with a view to the best interests of the corporation; and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. These duties are commonly referred to as the directors' "fiduciary duties" of loyalty and care, respectively. Further, the directors' responsibilities may not be delegated (or abdicated) to shareholders and include the obligation to consider the long-term best interests of the Company and it may be appropriate for the directors of the Company to consider (and not unfairly disregard) a broad set of stakeholder interests including the interests of shareholders, employees, suppliers, creditors, consumers, government and the environment.

Directors' and Officers' Indemnity

Under Section 124 of the ABCA, except in respect of an action by or on behalf of the Company to procure a judgment in the Company's favor, the Company may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, "Indemnified Persons") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings in which the Indemnified Person involved by reason of being or having been director or officer of the Company, if (i) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person's conduct was lawful (collectively, the "Discretionary Indemnification Conditions").

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the Indemnified Person involved by reason of being or having been a director or officer of the Company, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done, and (ii) fulfills the Discretionary Indemnification Conditions (collectively, the "Mandatory Indemnification Conditions"). The Company may advance funds to an Indemnified Person for the costs, charges and expenses of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

A corporation may advance funds to an indemnifiable person in order to defray the costs, charges and expenses incurred by an indemnifiable person in respect of that proceeding, provided that if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced.

Subject to the aforementioned prohibitions on indemnification, an indemnifiable person will be entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding in which the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (ii) (a) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

As permitted by the ABCA, the Company's by-laws require the Company to indemnify directors or officers of the Company, former directors or officers of the Company or other individuals who, at the Company's request, act or acted as directors or officers or in a similar capacity of another entity of which the Company is or was a shareholder or creditor (and such individual's respective heirs and personal representatives) to the extent permitted by the ABCA. Because the Company's by-laws require that indemnification be subject to the ABCA, any indemnification that the Company provides is subject to the same restrictions set out in the ABCA which are summarized, in part, above.

The Company may also, pursuant to the ABCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in the Company or a related body corporate.

Takeover Provisions

National Instrument 62-104 - Take-Over Bids and Issuer Bids (an "NI 62-104") is applicable to the Company and provides that a take-over bid is triggered when a person makes an offer to acquire outstanding voting securities or equity securities of a class made to one or more persons any of whom are in the local jurisdiction where the securities subject to the offer to acquire, together with the offeror's securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. When a take-over bid is triggered, an offeror must comply with certain requirements. These include making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a takeover bid are required to evaluate the proposed bid and circulate a directors' circular indicating whether they recommend to accept or reject the bid or state that they are unable to make or are not making a recommendation regarding the bid. Strict timelines must be adhered to. NI 62-104 also contains a number of exemptions to the takeover bid and issuer bid requirements.

Compulsory Acquisitions

The ABCA provides that, if within the time limited in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is the shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares of the Company to which the take-over bid relates, other than shares of that class held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with the ABCA, to acquire the shares of that class held by an offeree who does not accept the take-over bid.

Ongoing Reporting Obligations under Canadian Securities Law

At the closing ("Closing") of the previously announced business combination pursuant to the Business Combination Agreement, by and among Decarbonization Plus Acquisition Corporation IV ("DCRD"), Hammerhead Resources Inc. ("Hammerhead"), Hammerhead Energy Inc., a wholly owned subsidiary of Hammerhead ("NewCo"), and 2453729 Alberta ULC, a wholly owned subsidiary of DCRD ("AmalCo") (the "Business Combination Agreement" and the transactions contemplated thereby, collectively, the "Business Combination"), the Company became a reporting issuer in the Province of Alberta by filing a non-offering prospectus and is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Among these reporting obligations is the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of the Company and their interests in, and rights and obligations associated with, related financial instruments. As the Company is not a foreign issuer under applicable Canadian securities laws, it will generally not be entitled under exemptions available to such foreign issuers to satisfy its Canadian reporting obligations through periodic and current reports that it files with the U.S. Securities and Exchange Commission (the "SEC") to satisfy its U.S. reporting obligations but, as an "SEC Issuer" (as such term is defined under Canadian securities laws) it may, in certain instances, rely on other available exemptions from its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC to satisfy its U.S. reporting obligations.

Periodic Reporting under U.S. Securities Law

The Company is a "foreign private issuer" under the securities laws of the United States and the exchange listing rules of the NASDAQ Capital Market (the "NASDAQ") (the "Listing Rules"). Under the securities laws of the United States, "foreign private issuers" are subject to different disclosure requirements than U.S. registrants. The Company intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NASDAQ listing standards. Subject to certain exceptions, the Listing Rules permit a "foreign private issuer" to comply with its home country rules in lieu of the listing requirements of the NASDAQ.

Additionally, because the Company qualifies as a "foreign private issuer" under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including, among others: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

The Company is required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

Controlled Company Exemption

Affiliates of Riverstone Holdings LLC, which are shareholders of Hammerhead and affiliates of Decarbonization Plus Acquisition Sponsor IV LLC ("DCRD Sponsor") (collectively, the "Riverstone Parties") control a majority of the voting power of the outstanding Common Shares. As a result, the Company is a "controlled company" within the meaning of NASDAQ rules, and the Company may qualify for and rely on exemptions from certain corporate governance requirements. Under NASDAQ corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements to:

  have a board that includes a majority of "independent directors," as defined under NASDAQ rules;
  have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and
  have independent director oversight of director nominations.

The Company relies on the exemption from having a board that includes a majority of "independent directors" as defined under NASDAQ rules. The Company may elect to rely on additional exemptions and it will be entitled to do so for as long as the Company is considered a "controlled company," and to the extent it relies on one or more of these exemptions, holders of Common Shares will not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

Listing of the Company's Securities

The Common Shares and warrants of the Company, each entitling the holder to acquire one Common Share in accordance with the terms of such warrants (the "Warrants" and holders thereof, the "Warrant Holders") are listed on the NASDAQ under the ticker symbols "HHRS" and "HHRSW," respectively, and on the TSX under the ticker symbols "HHRS" and "HHRS.WT," respectively.

Certain Insider Trading and Market Manipulation Laws

Canadian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this prospectus and should not be viewed as legal advice for specific circumstances.

In connection with its listing on the NASDAQ, the Company adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and employees of the Company in Common Shares or in financial instruments the value of which is determined by the value of the shares.

United States

United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as "tipping"). A "security" includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when he or she is in possession of material, non-public information about the Company (including the Company's business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.

Canada

Canadian securities laws prohibit any person or company in a special relationship with an issuer from purchasing or selling a security with the knowledge of a material fact or material change that has not been generally disclosed (known as "material, non-public information"). Further, Canadian securities laws also prohibit: (i) an issuer and any person or company in a special relationship with the issuer, other than when it is necessary in the course of business, from informing another person or company of a material fact or material change with respect to the issuer before the material fact or material change has been generally disclosed (known as "tipping"); and (ii) an issuer and any person or company in a special relationship with an issuer, with knowledge of a material fact or material change with respect to the issuer that has not been generally disclosed, from recommending or encouraging another person or company: (A) to purchase or sell a security of the issuer; or (B) to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer. A "security" includes not just equity securities, but any security (e.g., derivatives).

A person or company is in a special relationship with an issuer if (a) the person or company is an insider, affiliate or associate of (i) the issuer, (ii) a person or company that is considering or evaluating whether to make a take-over bid, or a person or company that is proposing to make a take-over bid, for the securities of the issuer, or (iii) a person or company that is considering or evaluating whether, or a person or company that is proposing, (A) to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or (B) to acquire a substantial portion of the property of the issuer; (b) the person or company has engaged, is engaging, is considering or evaluating whether to engage, or proposes to engage, in any business or professional activity with or on behalf of (i) the issuer, or (ii) person or company described in clause (a)(ii) or (iii); (c) the person is a director, officer or employee of (i) the issuer, (ii) a subsidiary of the issuer, (iii) a person or company that controls the issuer, directly or indirectly, or (iv) a person or company described in clause (a)(ii) or (iii) or (b); (d) the person or company learned of material, non-public information about the issuer while the person or company was a person or company described in clause (a), (b) or (c); (e) the person or company (i) learns of material, non-public information about the issuer from any other person or company described in this section, including a person or company described in this clause, and (ii) knows or ought reasonably to know that the other person or company is a person or company in a special relationship with the issuer. Thus, members of the Board, officers and other employees of the Company may not purchase or sell Common Shares or other securities of the Company when he or she is in possession of material, non-public information about the Company (including the Company's business, prospects or financial condition), nor may they inform (or "tip") anyone else of such material, non-public information about the Company.

Rule 144

All Common Shares and Warrants received by the holders of DCRD's Class A ordinary shares, par value $0.0001 per share ("DCRD Class A Ordinary Shares") and Class B Ordinary Shares, par value $0.0001 per share, in the Business Combination are expected to be freely tradable, except that Common Shares and Warrants received in the Business Combination by persons who become affiliates of the Company for purposes of Rule 144 under the U.S. Securities Act of 1933, as amended (the "Securities Act") may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company as well as its principal shareholders.

Resale under Canadian Securities Laws

The Common Shares issued in connection with the Business Combination were not legended and may be resold in each of the provinces and territories of Canada, provided that: (i) the Company is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon the Company becoming a reporting issuer by filing a non-offering prospectus in the Province of Alberta); (ii) the trade is not a "control distribution" (as defined in NI 45-102); (iii) no unusual effort is made to prepare the market or create a demand for the Common Shares; (iv) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (v) if the selling securityholder is an insider or officer (as defined under applicable Canadian securities legislation) of the Company, the insider or officer has no reasonable grounds to believe that the Company is in default of applicable Canadian securities legislation. Following Closing, the Company became a reporting issuer in the Province of Alberta by filing a non-offering prospectus. Each holder of Common Shares is urged to consult the holder's professional advisors with respect to applicable restrictions.

Registration Rights

Pursuant to the Amended & Restated Registration Rights Agreement by and among the Company and the holders named therein, the Company agreed that, within 15 business days after the Closing, the Company will file with the SEC (at the Company's sole cost and expense) the Registration Statement, and the Company will use its commercially reasonable efforts to cause the Registration Statement to become effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand the Company's assistance with underwritten offerings and block trades. The holders are entitled to customary piggyback registration rights.

Description of Warrants

The Company assumed the Warrant Agreement , dated August 10, 2021 between DCRD and Continental Stock Transfer and Trust Company, as warrant agent, and entered into such amendments thereto as were necessary to give effect to the provisions of the Business Combination Agreement (as amended and restated, the "Warrant Agreement"), and each warrant issued to the independent directors of DCRD and DCRD Sponsor in a private placement simultaneously with the closing of the initial public offering of DCRD (the "DCRD Private Placement Warrants") and each warrant sold as part of the DCRD units in the initial public offering of DCRD (the "DCRD Public Warrants" and together with the DCRD Private Placement Warrants, the "DCRD Warrants") then outstanding and unexercised was automatically without any action on the part of its holder converted into a Warrant. Each Warrant is subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding DCRD Warrant immediately prior to the amalgamation of DCRD with NewCo (the "SPAC Amalgamation"), except to the extent such terms or conditions were rendered inoperative by the Business Combination. Accordingly: (A) each Warrant is exercisable solely for Common Shares; (B) the number of Common Shares subject to each Warrant is equal to the number of DCRD Class A Ordinary Shares subject to the applicable DCRD Warrant; and (C) the per share exercise price for the Common Shares issuable upon exercise of such Warrant is equal to the per share exercise price for the DCRD Class A Ordinary Shares subject to the applicable DCRD Warrant, as in effect immediately prior to the SPAC Amalgamation. The terms of the Warrant Agreement are described below.

Public Warrants

Each whole Warrant entitles the registered Warrant Holder to purchase one Common Share at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the completion of the Business Combination provided in each case that the Company has an effective registration statement under the Securities Act covering the Common Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits Warrant Holders to exercise their warrants on a "cashless basis" under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the Warrant Holder. Pursuant to the Warrant Agreement, a Warrant Holder may exercise its warrants only for a whole number of Common Shares. This means that only a whole Warrant may be exercised at any given time by a Warrant Holder. The Warrants will expire five years after the completion of the Business Combination, or February 23, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue the Common Shares upon exercise of a Warrant unless the Common Shares issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered Warrant Holder. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the Warrant Holder will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of Units containing such Warrant will have paid the full purchase price for the Units solely for the Common Shares underlying such Units.

The Company will use its best efforts to maintain the effectiveness of its registration statement on Form F-4 (Commission File No. 333-267830) (and any replacement registration statement filed in respect thereof), and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if any Common Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the DCRD Public Warrants exchanged pursuant to the SPAC Amalagamation (the "Public Warrants") who exercise their warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. To exercise the Warrants on a "cashless basis," each Warrant Holder would pay the exercise price by surrendering the Warrants in exchange for a number of Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of (i) the number of Common Shares underlying the Warrants and (ii) the difference between the exercise price of the Warrants and the "fair market value" (defined below) by (y) such fair market value and (B) the product of the number of Warrants surrendered and 0.361 (subject to adjustment). The "fair market value" as used in this paragraph means the average last reported sale price of the Common Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants for Cash When the Price Per Common Share Equals or Exceeds $18.00

Once the Warrants become exercisable, the Company may redeem the outstanding Public Warrants for cash (except as described below with respect to the DCRD Private Placement Warrants exchanged pursuant to the SPAC Amalgamation (the "Private Placement Warrants"):

  in whole and not in part;

  at a price of $0.01 per Warrant;

  upon not less than 30 days' prior written notice of redemption (the "30-day redemption period") to each Warrant Holder; and

  if, and only if, the reported last sale price of the Common Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the Warrant Holders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Common Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to such Common Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, the Company may exercise its redemption rights even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant Holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Cash When the Price Per Common Share Equals or Exceeds $10.00

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described below with respect to the Private Placement Warrants):

  in whole and not in part;

  at a price of $0.10 per Warrant upon a minimum of 30 days' prior written notice of redemption provided that during such 30 day period, Warrant Holders will be able to exercise their Warrants on a "cashless basis" prior to redemption and receive that number of Common Shares determined by reference to the table below, based on the redemption date and the "fair market value" (as defined below) of the Common Shares except as otherwise described below; and

  if, and only if, the last reported sale price of the Common Shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant Holders;

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, Warrant Holders may elect to exercise their Warrants on a "cashless basis." The numbers in the table below represent the number of Common Shares that a Warrant Holder will receive upon a cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the "fair market value" of the Common Shares on the corresponding redemption date (assuming Warrant Holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per warrant), and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

		Fair Market Value of Common Shares
Redemption Date (period to expiration of Warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.318	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The "fair market value" of the Common Shares means the average last reported sale price of the Common Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrant Holders. The Company will provide Warrant Holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Common Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average last reported sale price of the Common Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrant Holders is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, Warrant Holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Common Shares for each whole warrant. For example, where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Common Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrant Holders is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, Warrant Holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Common Shares for each whole warrant. In no event will the Warrants be exercisable on a "cashless basis" in connection with this redemption feature for more than 0.361 Common Shares per whole warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are "out of the money" (i.e. the last reported trading price of the Common Shares is below the exercise price of the warrants) and about to expire, they cannot be exercised on a "cashless basis" in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Common Shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Common Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Common Shares are trading at or above $10.00 per share, which may be at a time when the last reported trading price of the Common Shares is below the exercise price of the warrants. The Company has established this redemption feature to provide the Company with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold. Warrant Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Common Shares for their Warrants, based on the "redemption price" as determined pursuant to the above table. DCRD has calculated the "redemption prices" as set forth in the table above to reflect a Black-Scholes option pricing model with a fixed volatility input as of August 10, 2021. This redemption right provides the Company an additional mechanism by which to redeem all of the outstanding Warrants (other than the Private Placement Warrants) and therefore have certainty as to its capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, and the Company will effectively be required to pay the redemption price to Warrant Holders if it chooses to exercise this redemption right, it will allow the Company to quickly proceed with a redemption of the Warrants if it determines it is in its best interest to do so. As such, the Company would redeem the Warrants in this manner when it believes it is in its best interest to update its capital structure to remove the Warrants and pay the redemption price to the Warrant Holders.

As stated above, the Company can redeem the Warrants when Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the Company's capital structure and cash position while providing Warrant Holders with the opportunity to exercise their warrants on a "cashless basis" for the applicable number of Common Shares. If the Company chooses to redeem the Warrants when Common Shares are trading at a price below the exercise price of the Warrants, this could result in the Warrant Holders receiving fewer Common Shares than they would have received if they had chosen to wait to exercise their warrants for the Common Shares if and when such Common Shares were trading at a price higher than the exercise price of $11.50. No fractional Common Shares will be issued upon exercise. If, upon exercise, a Warrant Holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Common Shares to be issued to the Warrant Holder.

Redemption Procedures

A Warrant Holder may notify the Company in writing in the event it elects to be subject to a requirement that such Warrant Holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a Warrant Holder may specify) of Common Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted pursuant to the following three paragraphs. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Common Shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of Common Shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above will be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

If the number of outstanding Common Shares is increased by a share dividend payable in Common Shares, or by a subdivision of Common Shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of Common Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Common Shares. A rights offering to holders of Common Shares entitling such holders to purchase Common Shares at a price less than the fair market value will be deemed a share dividend of a number of Common Shares equal to the product of (i) the number of Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Common Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the average last reported sale price of the Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Shares on account of such Common Shares, other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Common Share in respect of such event.

If the number of outstanding Common Shares is decreased by a consolidation, combination, or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Common Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Common Shares.

Whenever the number of Common Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Common Shares (other than those described above or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant Holders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant Holder would have received if such Warrant Holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered Warrant Holder properly exercises the warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to the Warrant Holders when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the Warrant Holders otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.

The Warrants have been issued in registered form under the Warrant Agreement between Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent, and the Company. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any Warrant Holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered Public Warrant Holders. If an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the registered holders of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, will be required.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a "cashless basis," if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Shares or any voting rights until they exercise their warrants and receive Common Shares. After the issuance of the Common Shares upon exercise of the Warrants, each such holder of Common Shares will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a Warrant Holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of the Common Shares to be issued to the Warrant Holder.

Private Placement Warrants

The Private Placement Warrants (including the Common Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to the Company's management and persons or entities affiliated with DCRD Sponsor), and they will not be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their or its permitted transferees (including certain Riverstone Fund V Entities). The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants for cash or on a "cashless basis." Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a "cashless basis," they would pay the exercise price by surrendering their warrants in exchange for a number of Common Shares equal to the quotient obtained by dividing (x) the product of (A) the number of Common Shares underlying the warrants and (B) the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) such fair market value. The "fair market value" means the average last reported sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

The transfer agent for Common Shares in the United States is Computershare Trust Company of Canada. Each person investing in Common Shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a Shareholder.

For as long as any Common Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the Common Shares reflected in the register administered by the Company's transfer agent.

Common Shares are listed in registered form and such Common Shares, through the transfer agent, will not be certificated. The Company has appointed Computershare Inc. as its agent in New York to maintain the shareholders' register of the Company on behalf of the Board and to act as transfer agent and registrar for the Common Shares. The Common Shares are traded on the NASDAQ in book-entry form.

The warrant agent for the Warrants is Computershare Trust Company, N.A.